Exhibit 99.1

333 North Central Avenue ● Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	Eric E. Kinneberg
	(602) 366-8016	(504) 582-p203	(602) 366-7994

Freeport-McMoRan Announces Further

Reduction in Capital Spending, Metals Production&

Suspension of Common Stock Dividend

PHOENIX, AZ, December 9, 2015 – Freeport-McMoRan Inc. (NYSE: FCX) today announced additional actions in response to market conditions, including further revisions to its oil and gas capital spending plans, additional curtailments in copper and molybdenum production and the suspension of its common stock dividend.

Oil & Gas Review. As previously reported on August 5, 2015, Freeport-McMoRan Oil & Gas (FM O&G) is deferring investments in several long-term projects in response to oil and gas market conditions. Following an ongoing review, capital expenditures for 2016 and 2017 have been reduced further from $2.0 billion per year in 2016 and 2017 to $1.8 billion in 2016 and $1.2 billion in 2017, including idle rig costs. The revised plans, together with initiatives to obtain third party financing or other strategic alternatives, will be pursued with the goal of achieving funding for oil and gas capital spending within its cash flows and resources.

The revised plans incorporate a reduction in rig utilization from three Deepwater Gulf of Mexico drillships to one drillship while increasing production from third quarter 2015 rates of 150 barrels of oil equivalents per day (MBOE/d) to an average of 159 MBOE/d in 2016 and 2017. FM O&G expects to bring eight wells on line in late 2015 and 2016 from its successful tie back drilling operations at the Holstein Deep, Horn Mountain and King Projects in the Deepwater Gulf of Mexico. These projects, combined with other initiatives, are expected to add low cost oil production, enabling cash production costs to decline from $19 per barrel of oil equivalents (BOE) in 2015 to less than $16 per BOE in 2016 and 2017. Under the revised plans, FM O&G’s cash flows would substantially fund its capital expenditures at $45 per barrel of Brent crude oil in 2017.

FM O&G is engaged in ongoing discussions with its rig vendors and other service providers to obtain reductions in costs and to evaluate opportunities to market idled equipment to third parties.

As previously reported on October 6, 2015, the FCX Board is engaged in a strategic review of its oil and gas business to evaluate alternative courses of action designed to improve FCX’s financial position, enhance value to FCX shareholders and achieve self-funding of its oil and gas business from its cash flows and resources. FM O&G’s high quality asset base, its substantial underutilized Deepwater Gulf of Mexico infrastructure, its large inventory of low risk development opportunities and its talented and experienced personnel and management team provide alternatives to generate value.

Mining Review. FCX continues to review its capital projects and costs to maximize cash flow in a weak commodity price environment and to preserve its resources for anticipated improved future market conditions. FCX previously announced a 25 percent reduction in its capital spending for its mining business for 2016 (from $2.7 billion to $2.0 billion, including $0.6 billion in sustaining capital) and announced curtailments at its North America and South America mines totaling 250 million pounds of copper and 20 million pounds of molybdenum per year. FCX is undertaking further actions involving plans for a full shut-down of its Sierrita mine in Arizona and adjustments to its operating plans from its primary molybdenum mines, which will increase its curtailments to approximately 350 million pounds of copper and 34 million pounds of molybdenum per annum. FCX is continuing to evaluate its mining operating plans in response to market conditions and will make further adjustments as required.

FCX is also evaluating other financing alternatives, the potential sale of minority interests in certain mining assets and other actions to provide additional proceeds for debt reduction. FCX has a broad set of natural resource assets that provide alternatives for future actions to enhance its financial flexibility.

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Dividend on Common Stock. FCX also announced today that its Board has suspended its annual common stock dividend of $0.20 per share. This action will provide cash savings of approximately $240 million per annum and further enhance FCX’s liquidity during this period of weak market conditions. FCX’s Board will review its financial policy on an ongoing basis and authorize cash returns to shareholders as market conditions improve.

Assuming prices of $2.00 per pound for copper and $45 per barrel Brent crude oil for 2016, FCX estimates consolidated operating cash flow would exceed capital expenditures by more than $600 million.

James R. Moffett, FCX’s Chairman of the Board and Richard C. Adkerson, Vice Chairman, President and Chief Executive Officer said, “We are taking further actions to strengthen our financial position during a period of weak and uncertain market conditions. While copper prices have weakened in recent weeks and the near-term copper outlook is uncertain, we view the medium and longer term outlook positively, supported by copper’s important role in the global economy and limitations on global supplies. As we approach 2016, we are positioning the company for free cash flow generation in a weak commodity price environment and remain focused on actions to reduce debt. Our high quality portfolio of long-lived assets, flexible operating structure and experienced management team provide a solid base to address the current market conditions while maintaining an attractive portfolio of assets positioned for long-term success.”

Equity Transactions. Since commencing its $2 billion at-the-market equity programs in August 2015, FCX has sold a total of 154.6 million shares of common stock, generating gross proceeds of $1.6 billion through December 4, 2015. Approximately $0.4 billion remains available under the programs. As of December 4, 2015, FCX had 1.19 billion common shares outstanding.

Amendment to Bank Credit Facility. Following recent declines in prices for its primary products, FCX has reached agreement with its bank group to amend the Leverage Ratio (Net Debt/EBITDA) under its revolving credit facility and $4 billion term loan from the previous limit of 4.75x to 5.5x at December 31, 2015, 5.9x for the first half of 2016, and stepping down to 5.0x by year-end 2016 and 4.25x in 2017. The Leverage Ratio is unchanged at 3.75x thereafter.

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana.

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations relating to commodity prices, development and production activities, production volumes, ability to repay debt, statements regarding the review of strategic alternatives for FCX’s oil and gas business, including the previously announced potential public offering of a minority interest in FCX’s oil and gas business, a potential spinoff of FCX’s oil and gas business to its shareholders, potential joint venture arrangements, and potential further spending reductions, future dividend payments, debt reduction and share purchases and sales. The declaration of dividends is at the discretion of the Board and will depend on our financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.

FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, drilling results, potential effects of cost and capital expenditure reductions and production curtailments on financial results and cash flow, the outcome of FCX’s strategic review of its oil and gas business, potential additional oil and gas property impairment charges,

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potential inventory adjustments, potential impairment of long-lived mining assets, the outcome of ongoing discussions with the Indonesian government regarding PT Freeport Indonesia’s (PT-FI) Contract of Work, PT-FI’s ability to obtain renewal of its export license after January 28, 2016, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, industry risks, regulatory changes, political risks, weather- and climate-related risks, labor relations, environmental risks, litigation results and other factors described in more detail in Part I, Item 1A. “Risk Factors” of FCX’s annual report on Form 10-K for the year ended December 31, 2014, as updated by FCX’s subsequent filings with the Securities and Exchange Commission.

Investors are cautioned that many of the assumptions on which FCX’s forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX’s assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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